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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

       The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:        Gen-Net Realty Unit Investment Trust, Corporate - Government Series

ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE, ZIP CODE):
             One Oakland Towne Square
             14th Floor
             Southfield, Michigan  48076

TELEPHONE NUMBER (INCLUDING AREA CODE):     (800) 546-2630

NAME AND ADDRESS OF AGENT FOR SERVICES OF PROCESS:
             John D. Ellsworth
             100 Scoular Building
             2027 Dodge Street
             Omaha, NE  68102

CHECK APPROPRIATE BOX:

       Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES [ X ]   NO [  ].

       Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the city of Southfield and State of Michigan on the 19th day of May, 2000.

                                        GEN-NET REALTY UNIT INVESTMENT TRUST,
                                        CORPORATE-GOVERNMENT SERIES


                                        BY:  /s/ Gregg S. Barton
                                            ---------------------------------


Attest: /s/ Valerie Popofski
       -------------------------------

Title:          C.A.O.
       -------------------------------


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